Exhibit 1.3

Execution Version

AMENDMENT NO. 1 TO

OPEN MARKET SALE AGREEMENT

March 2, 2020

This Amendment No. 1 (“Amendment No. 1”) amends that certain Open Market Sale AgreementSM, dated as of May 10, 2019 (the “Agreement”), by and between Wave Life Sciences Ltd. (the “Company”) and Jefferies LLC, as sales agent and/or principal (the “Agent”). Defined terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Agreement.

WITNESSETH THAT:

WHEREAS, Section 8(i) of the Agreement permits the Company and the Agent to amend the Agreement;

WHEREAS, the Company will not be “well-known seasoned issuer” as such term is defined in Rule 405 under the Securities Act of 1933, as amended, upon the filing of the Annual Report on Form 10-K for the year ended December 31, 2019; and

WHEREAS, the Company and the Agent now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Agent agree as follows:

1. The definition of Registration Statement contained in Section 2(a) of the Agreement shall be deemed to include any post-effective amendment to the Registration Statement.

2. Section 2(yy) of the Agreement is amended and restated in its entirety as set forth below:

“Well Known Seasoned Issuer. (i) At the original effectiveness of the Registration Statement and (ii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Securities Act, the Company was a “well known seasoned issuer” (as defined in Rule 405).”

3. EXHIBIT B of the Agreement is amended such that the Notice Parties for the Company shall be amended and restated as set forth below:

Paul Bolno, M.D. (pbolno@wavelifesci.com)

Linda Rockett (lrockett@wavelifesci.com)

4. The Company agrees to pay the reasonable and documented fees and disbursements of the Agent’s counsel in connection with this Amendment No 1., provided that the amount payable by the Company with respect to such fees and disbursements of the Agent’s counsel shall not exceed $5,000.

5. Section 8(i) of the Agreement is supplemented and amended such that this Amendment No. 1 and the Agreement, as amended hereby, constitute the entire agreement of the parties to the Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof and thereof.

6. This Amendment No. 1 shall be deemed effective on the date first set forth above.

7. Except as amended hereby, the Agreement as now in effect is ratified and confirmed hereby in all respects. For the avoidance of doubt, this Amendment No. 1 and all of its provisions shall be deemed to be a part of the Agreement, as amended hereby.

8. This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Amendment No. 1 or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth in the Agreement shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

[Signature page follows.]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours, WAVE LIFE SCIENCES LTD.

By:	/s/ Paul B. Bolno, M.D.
Name: Paul B. Bolno, M.D. Title: President and Chief Executive Officer

The foregoing Amendment is hereby confirmed and accepted by the Agent in New York, New York as of the date first above written.

JEFFERIES LLC

By:	/s/ Kevin J. Sheridan
Name: Kevin J. Sheridan Title: Managing Director

[Signature Page to Amendment No. 1]